Exhibit 99.1

Global Aircraft Solutions
Third Quarter 2006 Earnings
November 17, 2006

Operator:        Good afternoon. My name is Marcus and I will be your conference operator today. At this time I would like to welcome everyone to the Global Aircraft Solutions' Third Quarter 2006 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to pose a question during this time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

                 It is now my pleasure to turn the floor over to your host, Mr. Alan Kris (sp?). Sir, you may begin your conference.

Matt Crist:      Matt Crist with Alliance Advisors. Thank you and good morning.
We'd like to thank everyone for joining us today for the Global Aircraft Solutions' 2006 Third Quarter Earnings conference call. Our call today will be hosted by Mr. Ian Herman, Chairman and CEO; Mr. John Sawyer, President; Mr. Raj Sankar, Chief Financial Officer; and Mr. Gordon Hamilton, Director of Global Aircraft Solutions. Following management's discussion, there will be a formal Q&A session open to participants on the call. If anyone participating on the call this afternoon does not have a copy of the earnings release, please contact our office at 914-669-0222.

                 Before we get started, I'm going to review the company's Safe Harbor Statement. Statements in the conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and as such, all forward-looking statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain statements made in the course of this conference call that state Global's and management's intentions, hopes, goals, beliefs, expectations, suggestions, plans, outlook or predictions of the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially.

                 When used on this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, plan and similar expressions as they are related to Global or any of its subsidiaries are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those anticipated by Global at this time. Except to the extent required by applicable securities law, Global Aircraft Solutions Inc. undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today. Please refer to our annual reports on Form 10-K SB, our quarterly report on Form 10-Q, or periodic reports filed on Form 8-K which are filed with the SEC and are available at the SEC's website at www.sec.gov for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

                 Gentlemen, I want to congratulate you on your 11th consecutive quarter of profitability. I look forward to an even more promising fourth quarter and a strong finish to 2006. At this time, I'd like to turn the call over to John Sawyer, President of Global Aircraft Solutions.

John Sawyer:     Thank you, Matt, and thank you, everyone for joining us this afternoon.

                 The third quarter of 2006 was a profitable quarter that failed to meet management's expectations. Global Aircraft Solutions would have delivered better results had it not been for a set of unusual circumstances created by three of our customers deferring four large maintenance checks scheduled for the third quarter to the fourth quarter of this year. Collectively the heavy checks would have accounted for more than $2.9 million in revenues for our Hamilton Aerospace and World Jet units for the third quarter. They included, first, the Mexican government decided to delay the input of a 737 scheduled for maintenance awarded under a contract that Hamilton Aerospace has for the Presidential fleet. This aircraft was input into maintenance at Hamilton in late October of this year. Second, BCI Aircraft Leasing deferred the input of two 737 "D" checks which BCI had signed contracts for both heavy maintenance checks and both aircraft are now at Hamilton and we will begin work on them here as slots become available. Lastly, Avolar was able to obtain a 10 week deferral from its Mexican regulatory agency and the "C" check originally scheduled for September 1st. Avolar's maintenance extension expires in mid-November and the aircraft will be input into maintenance at Hamilton immediately at that time.

                 Collectively, these deferred maintenance contracts represent over $2.9 million in revenue and over $435,000 in profits for Hamilton Aerospace and World Jet. We feel strongly that the postponed contracts will be realized now in the fourth quarter. Also, the company incurred a one-time interest expense of approximately $250,000 against a deposit made to a large Middle Eastern national carrier in a bid to acquire, at a deeply discounted price, eleven wide-body aircraft and associated spare parts. The company is still pursuing this significant business opportunity, and may or may not be a successful bidder. In the absence of these one-time events, the company would have shown third quarter revenue of over $10 million and a net profit of over $1 million, which would have been consistent with the results anticipated by management prior to the occurrence of these one-time events.

                 While management is disappointed by this quarter and its results, we do expect to make it up in the fourth quarter and we remain confident that the company will rebound with strong fourth quarter results and that our earnings per share for 2006 will be a record year for Global Aircraft Solutions.

                 Now, I would like to hand it over to Raj Sankar, the CFO of Global Aircraft Solutions. Raj.

Raj Sankar: Thank you, John. First of all, my apologies for the one day delay in getting the numbers to you. I promise I won't start with an apology next quarter. I would now like to review our financial results for the third quarter of 2006.

                 Global's operating revenue for the three months ended September 30th, 2006 was $7.9 million, down sequentially from last quarter by $10.2 million reported in the second quarter of this year. Net profit before taxes for the third quarter of 2006 was $359,000, also down from the second quarter when we recorded $1.44 million. EBITDA for the third quarter of 2006 was $771,000, versus $1.77 million reported in the second quarter of 2006. Net profits after taxes for the third quarter of 2006 was$233,000, or one cent per share fully diluted compared with $682,000 or $0.02 per share fully diluted. The company's joint venture, JetGlobal, produced a profit of $315,000 for the third quarter of 2006 with the sale of one aircraft. We purchased four mechanical lifts to service the aircraft for $236,000 during the quarter; it was done with a capital lease purchase. We've been renting these lifts for $30,000 a quarter. This expense will now be eliminated. Capital expenditures in the second quarter of 2006 were $27,000.

                 The company's presently divided into three business segments:
Hamilton Aerospace Technology, Inc. - "HAT" - our wholly owned subsidiary, manages all aircraft maintenance, including our new Tijuana maintenance facility; World Jet, another wholly owned subsidiary, manages substantially all aircraft parts sales. The third business segment is managed directly by Global's aircraft division and provides the service of buying, selling and leasing large transport category aircraft. Prior to the deduction of $1.3 million in inter company elimination in the third quarter of 2006; HAT contributed $7.1 million in revenue in Q3 of 2006, versus $7.8 million for the second quarter of 2006. HAT contributed a gross operating profit of $1.5 million this quarter versus $1.9 million in the previous quarter. World Jet contributed $2.1 million in revenue this quarter, versus $3.2 million in the second quarter of 2006. The gross operating profit for this quarter was $645,000, versus $758,000 in Q2. The parent company, Global Aircraft had no revenue for the third quarter compared to $1.3 million during the previous quarter.

                 I would now like to turn to Global's balance sheet. Global's balance sheet reflected cash of $1.14 million, increasing from $176,000 in the previous quarter. Current assets stand at $19.1 million and current liabilities are at $12.2 million in the quarter ending September 30th. Short term notes payable of $5.3 million and we continue to have no long term debt. Stockholders' equity increased to $17 million from $16.5 million at the end of Q2 this year. We have reduced our accounts receivable from $8.7 million last quarter to $7.8 million this quarter. Approximately $2.5 million of outstanding receivables is with BCI, our JetGlobal partner.

                 I would now like to turn the call over to our Chairman, Ian Herman. Ian?

Ian Herman:      Thank you, Raj. Well, you've heard the numbers from Raj and now
I'd like to take you a little deeper into our business and expand on some of the major developments, along with giving you a clearer picture of what is going on and why we are so excited of our future prospects.

                 During the third quarter, the company appointed Phil Watkins Chief Operating Officer and Tina Longo as Vice President, Sales for World Jet. Prior to accepting these new positions, both of these highly experienced individuals held key positions at Hamilton Aerospace. These changes were made as part of an effort to increase both the top and bottom line financial results of World Jet and to more closely integrate World Jet's processes and procedures with those of Hamilton Aerospace. As part of this effort, the company is also consolidating the World Jet inventory into the warehouse adjacent to the Hamilton facility, and has moved World Jet's sales and administration into the administrative offices at Hamilton Aerospace, and we have eliminated five redundant executive positions. This consolidation of the administrative offices, warehouses, and staff positions at World Jet and Hamilton Aerospace, together with the implementation of new internal control procedures is expected to improve the operating efficiency of both Hamilton and World Jet. These changes will reduce our company's annual expenses by approximately $500,000.

                 The reorganization of World Jet resulted initially in a decrease in revenue for World Jet in the third quarter, but has already resulted in an increase in gross profit margins from 24% in the second quarter to 30% in the third quarter. Management believes that the restructuring and consolidation steps taken with regard to World Jet will result in improved top and bottom line contributions by World Jet to our consolidated statements in 2007 and beyond. And on that point, World Jet had a record month in its history in October of 2006. The World Jet Division is truly a hidden gem on our balance sheet and we intend to cash in on this beauty. Our goal is to capture 60 to 80% of our expected value through sales of this inventory over the next few years. I would like to remind you, our investors, that while this inventory is held on the books at approximately $7.9 million, its true value far exceeds this. This inventory was purchased for pennies on the dollar. And with our current reorganization we will indeed capture the hidden value of this magnificent asset.

                 Over the last few days, our management team has met with many of our investors and through these meetings we have realized that we have not done an appropriate job of explaining our Avolar relationship. We provide the day to day maintenance for Avolar at our Tijuana facility as well as the maintenance work, referred to as heavy checks, at our Tucson facility, together with providing engine overhauls. Over the last 12 months we have delivered seven aircraft to Avolar, with the eighth aircraft waiting to be picked up, and the ninth Avolar aircraft is currently in the hangar undergoing a major check. At this time Avolar management believes and expects that it will have 11 aircraft in operation by the year-end. Avolar recently announced they intend to have 22 aircraft in operation by the end of 2007. Avolar's growth plans have them with 30 aircraft in operation by mid 2008. Based on our maintenance planning meetings with Avolar, in 2007 we project performing between six and eight heavy maintenance checks and three engine overhauls for Avolar. When combined with the approximately $60,000 per month per aircraft in line maintenance, the daily routine work, our total revenue from Avolar in 2007 is projected to run approximately $20 million. Our contract with Avolar is structured to yield an approximate 10% profit margin. We have an exclusive five year maintenance contract with Avolar with an option to renew and there is five years remaining on the contract. We have been with Avolar since their beginning and we are very comfortable with their management and believe their growth plans are realistic and that Global Aircraft Solutions will be able to leverage this relationship to create stronger core businesses and increase our margins due to our operating efficiencies. This is very exciting as we move forward.

                 Also, when we speak to investors we're often asked what a heavy check and an engine overhaul means to the top line for Global. Estimated revenues of between $500,000 and $850,000 for heavy checks are expected and for engine overhauls we realize over $1.4 million per aircraft. With the first Avolar aircraft delivered earlier this year, based on Avolar's current flight schedule, of approximately 400 hours per month per plane, and with a heavy check due at 3,000 hours, we do expect each aircraft to come through for a major check every 11 to 12 months.

                 Now turning to our partner arrangement with BCI and JetGlobal. JetGlobal filed a claim of approximately $51 million against Delta in bankruptcy court. This claim consists of a computation of the dollar amount of the lease return provisions that JetGlobal claims were not met by Delta on 31 737-200s purchased out of the Delta fleet by JetGlobal. It should be noted possible nonperformance of the lease return provisions by Delta had already been considered by us prior to its investment in JetGlobal, and consequently return provision shortfalls by Delta do not in any way negatively affect any previously provided statements or analysis of the company's investment in JetGlobal. In fact, it is a potential positive development. By the same token, our shareholders are advised that while the terms of the operating agreement between the company and JetGlobal specify that the company is entitled to 30% of the proceeds of the claim made in Delta's bankruptcy, until such time as Delta successfully exits bankruptcy, it is unknown what percentage of the claim, if any, will be paid out to JetGlobal. In October of this year, in JetGlobal, we have sold and closed on three aircraft and we are confident there's more to come this year.

                 Last quarter we announced that we had initiated a suit to recover $686,710 in direct costs plus additional expenses from the freight company involved in the damage of an engine during shipping. This lawsuit has been formally filed and is ongoing with the parties currently engaged in discovery. We will keep the investing community apprised on the results of this action.

                 In summary, I'd like to thank our team for their hard work and dedication. We continue to see improvements on a daily basis in our operations. Our company is more efficient today and our reputation does continue to grow in our industry. Both of these will help us continue to deliver profitable results over the next quarter and record our strongest year yet. Our management team believes our business needs to be examined on a yearly basis, that the trending of the business should be consistent and show year-over-year improvement. Global will continue to execute on our promise to deliver higher earnings in Q4 of 2006 and our promise to deliver record earnings for 2006 as a whole. We're extremely upbeat about our current business prospects and the opportunities that exist for the rest of this year and into next year.

                 I want to thank everyone for joining the call today. That concludes my formal comments and at this time we would like to respond to your questions. Operator?

Operator:        Thank you. At this time I would like to remind everyone if you would like to pose a question, press star, then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                 Thank you. Our first question is coming from Aneil Szegner, Private Investor.

Aneil Szegner:   Aneil Szegner. Gentlemen, how are you doing? Hi. Sorry to see the sell-off over there in the past couple of days. The reason for my call is my question is last quarter you guys had a problem with an insurance claim against an engine that was damaged. What's the status of that? Are you going to be collecting from that or is that all...

Ian Herman:      Yes, I just said that a few minutes ago.

Aneil Szegner:   Oh, I'm sorry.  I must have missed it...

Ian Herman:      We have initiated a lawsuit and the parties now are in
discovery.

Aneil Szegner:   Okay. You said this was an insurance claim so basically you guys were in the right and it was just a matter of the insurance company actually paying you, wasn't it? Or was it more than that?

Ian Herman:      Well, the, it's the insurance company and ourselves that are involved in the lawsuit.

Aneil Szegner:   I see. I see. All right. And how are we looking for the future then? I mean are you guys optimistic that we could get the stock price up to hopefully get you listed on the AMEX eventually?

Ian Herman: Well I can't speak to the stock price but I can say that we're on record as saying that our net earnings and our earnings per share this year will exceed last year and therefore we will have a record year; and that means that the fourth quarter will be extremely strong. In 2007 there are a lot of opportunities that we have not seen in 2006, in 2006's numbers and I had just outlined in my address the large potential of $20 million of additional revenue coming from Avolar, most of its additional, and on a guaranteed 10% net profit. So that's something for investors to take note of because that's in addition to our regular work.

Operator:        Okay. Thank you. Once again, I would like to remind everyone, if you would like to ask a question, press star, then the number one on your telephone keypad.

                 Our next question comes from Michael Klausner from Klausner Association.

Michael Klausner: Yes. Good evening or good afternoon, gentlemen. I have a few questions. I'm a relatively very recent shareholder. Thank you for the positive comments. A few questions. Mr. Sawyer indicated in today's press release that Hamilton was working at full capacity in terms of current employment and that it's very important to have satisfied customers and the best way is to have, you know quality work on time. Does the company foresee, you know due to the full capacity for Hamilton, hiring additional employees so there wouldn't be too much strain on the current employees and you could meet with satisfaction of the customers wants? The other question had to do with, does Global anticipate any type of a acquisition of which would be synergistic with current businesses which could increase growth in addition to the increase in sales and revenues which has been going on?

Ian Herman:      Well, let me answer your second question first. We have no acquisition prospects in view. We are opportunistic and we do look at opportunities as they arise, but we have no plans to make acquisitions at this time. We think that our potential growth in the market in all of our sectors, in maintenance, in parts and in aircraft trading, we have substantial opportunity to organically grow the business, leveraging our core competencies, looking at joint ventures and that sort of thing.

                 As for your first question, I will ask John Sawyer, please, to take the question. John?

John Sawyer:     Yes.  Michael?

Michael Klausner: Yes.

John Sawyer:     We have sufficient manpower for our current workload. We look at that on a daily basis, that's how close we track manpower. It's our highest expense in the company, so obviously it's very, very closely observed daily. But our customers for the most part are all happy. We've got a group of customers that have been with us for a long time and obviously the best way to show that your customers are happy is with return and repeat work and we have a pretty solid customer base and we're known for on-time, on-profit delivery, so we're very proud of that.

Michael Klausner: Well thank you, that's good to hear. I wanted to ask also which segment of the business do you people see as the one with the greatest growth potential?

Ian Herman:      There's no doubt that our business model, which is to come alongside the large owners of aircraft, the leasing companies and get visibility of when aircraft is coming off lease and coming into the secondary market, that's our biggest growth opportunity. That marketplace is highly inefficient and gives us great opportunities to make high margins both in the trading of the aircraft and in the maintenance, the bridging work on the aircraft, together with the support parts sales.

Michael Klausner: And regarding competition, I know there's some other companies that do similar work, if I was a potential customer of Global, what would be your shpeel, so to speak, in terms of why I should use Global instead of some of the other companies which are your competitors?

Ian Herman:      Well we're the lowest cost provider of maintenance in the
United States.

Michael Klausner: Oh, I didn't know that.

Ian Herman:      By a substantial margin.

Michael Klausner: Oh.

Ian Herman:      And that's one of the leading reasons why they would want to bring their aircraft to us and leasing companies who don't have maintenance facilities always look for competitive bidding and we're in a very strong position in relation to that, and when they're introducing a new customer.

Michael Klausner: And I see, who is Mr. Tim Ewing? I understand that he owns a large percentage in shares of the company and is he a private investor or does he have some managerial capacity within the business or?

Ian Herman:      No, Tim Ewing runs a fund called Ewing Partners out of Dallas,
Texas.

Michael Klausner: Oh, is that a hedge fund kind of a...

Ian Herman:      It's a fund. And as you say, his fund is a major shareholder.
But he has no management role in Global.

Michael Klausner: Well, thank you. I'm quite impressed with management and also the detailed substantive information in the press release.

Ian Herman:      Thank you very much.

Operator:        Okay. Thank you. Our next question comes from Aram Fuchs from
Fertile Mind Capital.

Aram Fuchs:      Yes, it's Aram Fuchs of Fertile Mind Capital. I was wondering, two things, there seems to be lots of -- back to the labor questions, there seems to be lots of hiring of employees in the industry that were previously furloughed, are you worried about inflation in your major cost of goods, which is labor? And two, related to the Mexican regulatory agency, I was wondering if you think of this delay as a one-off situation or are they becoming more laissez-faire? Thank you.

Ian Herman:      Okay.  Thank you, Aram.  John, would you like to take that?

John Sawyer:     Sure. Aram, obviously we look at the market since we are very, a very labor intensive business from the Hamilton Aerospace segment of our business. We studied that, we follow it, it's something that obviously is very important to us, but we're in a very unique situation in Tucson. First of all, Tucson has a very, very strong aerospace community. We have three or four large major aerospace companies within 100 miles of each other and with that we're able to kind of pick and choose who we want to hire. We also, if you look at our core maintenance group, a lot of these people I would say probably 70% of them we have had since the Hamilton Aviation era and there and we've got an average work force that's been at our company for over nine years, so we don't have a lot of tremendous, we don't have a lot of turnover. We're real, real proud of that. We also have at our disposal, you know contract labor, and that makes it a very, very flexible work force. So with all that said, no, we're not too concerned with what's going on in the major airlines. Typically the airline employees even though they have a lot of experience and training they view maintenance as a cost center and I prefer to hire guys that view maintenance in a profit center role and are used to turning the aircraft more expeditiously versus trying to, as they say in our business, full plate the aircraft. Does that answer your question a little bit better?

Aram Fuchs:      Sure. But as sort of I guess looking forward, are you worried about the increasing -- I understand looking backwards you haven't had that issue but I assume that...

John Sawyer:     But we also, we also came alongside a Pima Aviation College which trained its mechanics literally one block from our facility. They built a state of the art $12 million campus and they have an aviation technology center. They train their students using our procedures and policies manual. So when the kids graduate from school in 18-20 months with their associate's degree in aerospace studies and have an A&P license or a sheet metal certificate, they're already trained on our way of doing business. We typically have all the graduation dates. We go over there and we do a job fair. So we feel like we're growing our own here in Tucson and you know you don't always keep those kids because a lot of times they get offered a little bit better money or they want to move out of town, but for the most part no, we're not concerned with it. It's, you know we're a company that's very lean. We run at about, for every 10 hours worth of work I have about seven hours worth of people to do it so that we can stay more efficient. So, no, to me it's just a tool and like I said, we watch it very closely, believe me.

Aram Fuchs:      Okay.

John Sawyer:     No, Raj, have you got something you want to add to that?

Raj Sankar:      Yeah. On top of that, Learjet recently laid off a lot of their people so there is plenty of workforce available. In addition to that there is a huge temporary workforce available in Tucson. The big difference between the markets from Tucson to Phoenix, in Phoenix there is a large demand whereas people like to stay back in Tucson and continue to work in Tucson and there are a lot of us who have a flexible schedule in our work group. When I was looking at the third quarter numbers we had this full major contract move from third quarter to the fourth quarter in our maintenance area, these are able to reduce our work force down to almost 75% and with what the work force needed we were able to bring it back up to speed with the help of temporary people. So we have a pretty good flexible way of adding the people and there's a full source of people available for hiring as well. So we're not really concerned about hiring people, that's what I mean.

Aram Fuchs:      Okay. And then the question about the Mexican regulatory
agency?

John Sawyer:     Well in regards to our Avolar project in Tijuana, we have a company that's specifically set up, it's a wholly owned subsidiary, Hamilton Aerospace, it's our Mexican twin of the Hamilton Aerospace here in Tucson, we have found that -- well first of all on our current contract with Avolar, the cost structure, it's cost plus ten, so you know if there's issues with hiring more people it's really and truly an Avolar issue. It's just cost associated with that. But to be honest with you I ran the facility, I ran the facility we're currently in for three years in Mexico and didn't really have any major issues with that. I mean there are, the labor laws are different as far as, you know the working hours there on a 48 hour work week, you have to watch every hour after 48 hours because it gets very expensive from an overtime standpoint. But again we're very cognizant of that and we're, that's really what's setting us apart operationally from a lot of our competitors. So the quick answer to your question is, no, we're not concerned with that and, but we do keep our eye on it.

Aram Fuchs:      Okay, great.  Thanks for your time.

John Sawyer:     You bet.  Thank you.

Operator:        Once again, if you would like to ask a question, press star, then the number one on your telephone keypad.

                 Our next question comes from Pete Yost, an Independent
Investor.

Pete Yost:       Gentlemen, just a little curious, since you're going to be expanding operations with Avolar, what is Avolar's financial strength, how are they financially?

Ian Herman:      John, do you want to take that?

John Sawyer:     Sure. Well Pete, you know they're one of the new low cost
providers in Mexico; their model is very similar to the Gol model out of Brazil or in the Ryan Air model. They're a virtual airline; and what I mean by that is they outsource almost every aspect of their airline other than what they have to keep it in house on a regulatory basis. They're a model driven airline; meaning they look at their financial model, where their fixed costs are on a daily basis, they're very cost conscious. People that own this airline are guys that have been very successful in running manufacturing businesses in Mexico; their management team is a very successful team out of some of the biggest airlines, not only in Europe, but in Mexico. And the airline within 10 months is already beginning to show profitability, so you know typically for any airline to come out of the shoot and show profit, it's only about an 18 to 24 month ordeal for them, so I'm real pleased with what they've been doing. They say all the right things; they do all the right things with their cost structure. So, no, we're not concerned with that. Obviously you know we have some exposure but not any more exposure than we would have with any other customer giving them, you know 60 day terms so.

Pete Yost:       And the 60 day terms, are they current on 60 days?

John Sawyer:     They're current on 60 days that is correct.

Pete Yost:       Good, that's good.  Thank you very much.

John Sawyer:     You betcha.

Operator:        Thank you. Our next question comes from Chris Doucet from
Doucet Asset Management.

Chris Doucet:    Good morning, gentlemen.

John Sawyer:     Hi, Chris.

Chris Doucet:    Congratulations on the progress in the business and thanks for the color on your Avolar relationship that was very helpful. Just a couple of quick questions, John, what plans if any do you guys have if any to expand your Tucson maintenance facility if you say you're operating at full capacity hit, do you have any plans at all to expand?

John Sawyer:     Well I mean we're looking at Tucson in a couple of different ways. There's some property that's becoming available, are some facilities becoming available, where we've been in negotiations with the current tenants there, you know we're always looking at trying to grow organically here in Tucson. I mean Tucson is our home base, we love it here, we have no plans to expand outside of Tucson other than in our Tijuana operation. I would say that with our capacity filling here in Tucson our next step is really going to be to expand Tijuana. We have a facility there that has 250,000 square feet of hangar. We're currently only using about 60,000 square feet of that. So that would be our expansion area I would say at this point. If we could get property right, and our core model is to buy it distressed, we don't pay enterprise value for anything, we refuse to do that. We'll just string our customers out a little bit and make it work that way. Since we do integration work we're a lot more flexible with the time schedule versus nose to tail work lets say for a national carrier. So, you know there's a lot of things we can do to help, to make it work so going out and having more infrastructure is not something I'm interested in. Also, you know we're looking at some other options strategically with some other companies where we might offshoot some work to them if we get too much and you know, get some commissions or something like that. So we're, as you know, Chris, you've been with us a long time, you're one of the original guys in the stock and we appreciate that, we look at fixed cost and adding infrastructure very, very, very closely.

Ian Herman:      I think it's fair if I could just add that when we say that we're at capacity it is with the existing work force and there is capacity to do more work if we have more workers, but, and our intention is not to grow maintenance for its own sake, it's all to do with the demand on the integration work.

John Sawyer:     And we have about a 20% overflow capacity with using management reserve type issues, for example, overtime, expanding shifts, we could go to a third shift, we're only operating on two shifts right now, we could build up our weekend shift, we have run a 4/10 that runs Friday, Saturday, Sunday and Monday and which gives us higher exposure on Fridays and Mondays in our day shift operations. So we have a lot of things, management tools, we could use before we would consider probably expanding or adding more capacity from a leasehold standpoint. Does that answer everything, Chris?

Operator:        Thank you. Our next question comes from Joe Leonczyk from
Pioneer Valley Financial.

Joe Leonczyk:    Good morning, gentlemen.

Ian Herman:      Good morning.

John Sawyer:     Good morning, Joe.

Joe Leonczyk: How are you? I just had a general question. I missed the very beginning and it might have been addressed. Can you just give me a rough idea, you had said you had met with I'm assuming some of the major investors and trying to explain, you know what happened this quarter, can you just give me a rough idea of how everybody is holding out and understanding what's happening and going forward what we have to look for for, you know conferences and road shows and anything planned? Thank you.

Ian Herman:      Thank you. Well what I would say is that we've been very much in the listening mode from our investors. We were in Dallas, we were at a conference there and we met with a number of our key shareholders at that time and we explained to them what we have been explaining to you in this conference call about the reasons why our third quarter was disappointing. I mean I would just emphasize that the revenues that we did not make in the third quarter and the profits have all moved into the fourth quarter and the fourth quarter in order for us to do what I have forecasted we're going to do which is to exceed our 2005 earnings has to be an extremely strong quarter and we recognize that and we're confident about it. I think the feedback that we got was that, you know we must put out more information, that's one of the reasons why the press release that we put out was very full trying to explain to everybody what's going on and particularly we realize that our investors didn't really understand what we were doing with Avolar and what the potential is, and the potential there is huge.

                 And 2007, I've already said, has the potential of doing 20 million in revenues with a guaranteed net profit before taxes of 10%. So that's very significant, most of that's not in 2005 at all because most of 2006 they have not had the number of aircraft that they're going to have next year. They're going to have, according to their forecast, 11 aircraft starting next year and they'll be adding approximately an aircraft every month. So you can see that with the hours that they're flying, and I outlined that, I don't know if you heard it, but outlined the number of hours that they're flying, they're flying between now and Christmas they're actually at full capacity and they need additional lift all the time, so they're going to look to add approximately an aircraft a month going into next year to achieve their target of 22 aircraft and then you're going to see the benefit to us double in 2008 because obviously by then they've got 22 aircraft and not 11. The heavy checks are coming up about every 10 or 11 months on average, at that sort of flying rate, I have to emphasize that. Those number of hours that they're flying, that's the sort of number of checks that you would expect. So conservatively we're saying six to eight checks, heavy checks in 2007, and conservatively we're saying three engine overhauls, and you know, you just have to do the math to see how significant that is to us.

John Sawyer:     And Joe, the other thing is, you know we needed to go back to our base, and our base being, you know we've got some really good shareholders that believe in our company, we're going back and revisiting some of the things that we need to do better as a public company. I think operationally I'm very proud of the job we do with this company. I think in doing some of the public company stuff, we've stepped on our toes a little bit with maybe the way I have sold some stock as an insider, maybe it was bad timing to the Street, so we're going to look for things and we're going to show the Street that we're going to do that a little better. Obviously we don't pay ourselves very much. This is the way we've gotten paid is through stock, but we're going to do a lot better job of being more open and explaining what our moves are. Also, we're going to, you know I know that this company is one of the strongest companies in the sector, I'm going to go out and I'm going to buy some stock, so you're going to see that I think in the next few days of how much we really believe in this company.

Joe Leonczyk:    That is great. Again, being a long time investor I do have faith in you guys. It's just, you know it gets frustrating when we know the potential but we get these little setbacks, but again we'll look at it as a buying opportunity and I appreciate your candid explanations and you know I hope things go well. Thank you.

Ian Herman:      And Joe, to answer your question, I didn't quite answer the last part of your question, which is that we will continue to do road shows, we will continue to communicate extensively with our investor base and keep the market informed of the business opportunities and the successes that we achieve and so that we can support our stockholders as we move forward. And I join John in saying, I will be buying stock also in the coming few days, at least when legally we're permitted to do so.

Joe Leonczyk:    Great, that is good to hear, and again, I know that this
portion of the business you try to let the stock go where it is but it is I imagine it is frustrating not to see the value that's your worth, right?

Ian Herman:      Absolutely. I mean we're a bit puzzled. We're doing better than we did last year overall and the stock is at a lower price.

Joe Leonczyk:    Right.

Ian Herman:      So there's something wrong with the picture.

Joe Leonczyk:    Well hopefully the earnings next quarter will reflect and other investors will come on board. And again, my thoughts are just keep your major investors happy and, you know as long as they understand what's going on, I think we'll get new people on board. Thank you.

Ian Herman:      Sure.  Thank you very much.

Joe Leonczyk:    Okay.

Operator:        Thank you.  We have a follow-up question from Chris Doucet.

Chris Doucet:    Hey guys I just had a couple of more questions. You announced this morning that you had a $4 million in new aircraft maintenance contracts, are any of the contracts that you were supposed to complete in the third quarter included in that amount?

Ian Herman:      Three are new contracts, Chris.

Chris Doucet:    Those are additional, okay. And Ian, in your remarks you talked a little bit about the Delta situation, and I don't know if you can say anything about this, but is there any kind of time frame that we might see some sort of resolution on that?

Ian Herman:      Well we're looking to try to resolve it. We've had a couple of offers to buy our claim, but there are some legal issues that we have to go through to determine whether or not we can do that and that's what we're looking at right now. And obviously if we can take the benefit of that this year we will. But interestingly, we view the interest from US Air, the bid they've made, and I was looking at it in more detail last night, it looks like they're going to increase the payout to the unsecured creditors by something like 25% over and above what was previously expected. So that's very significant, and we're an unsecured creditor with this claim.

Chris Doucet:    How many aircraft do you guys plan to deliver in the fourth quarter? Did you say anything about that in your comments?

Ian Herman:      Well what I did say was that we have sold and completed in
JetGlobal three sales already and we do expect more before we close the year.

John Sawyer:     To highlight the Delta claim there's a few people when we were going around town, they were a little confused that, you know that that was a lawsuit and we got that question from a couple of our major investors. It is an unsecured claim in the bankruptcy that deals with lease return provisions and shortfalls in the leases. In every aircraft lease there is a calculation as to how the airplane will be returned in terms of the condition of the engines and the aircraft and what value that is and what you can legally pursue. Even if the airline is not in a bankruptcy you still have the right to go after that. That's money owed to you. Typically airplanes and engines are leased year in year out so if you give somebody aircraft in a certain condition you expect it back in the same condition. With that said the unsecured claims under the Delta bankruptcy typically trade in the market in the high $0.40 range. As of last night I was told that the range has gone up into the low 60s now. So things are really improving from that standpoint. Now that doesn't necessary mean you're going to get that, but obviously a potential takeover by US Air is only going to help expedite getting those claims hopefully through and getting Delta to their emergence from the bankruptcy.

Chris Doucet:    Actually I have one last question. The, with the moving of the, or combining of the World Jet inventory in the third quarter, how big a hit did you guys take in the third quarter by doing that?

Ian Herman:      Do you want to take that, John?

John Sawyer:     Yeah. I mean in some ways it's kind of an intangible. I mean we're still putting our finger on that. I would say that, you know we're, since we're moving approximately 300 yards, I would say it's probably cost us close to 100,000 if not $150,000 to relocate that with additional labor and stuff. But by doing so we've uncovered a lot of inventory we didn't have fully identified, we're planning some other stuff that's, you know as Ian commented in the conference call earlier, you know, a hidden gem, so this was a huge inventory we bought, it's very, very comprehensive and it's large so it just takes a lot of time and it's something that we put a lot of focus on.

Chris Doucet:    One last question if you guys don't mind. In the press release
I believe you guys said that you had an interest charge of approximately $250,000 on the deposit for the bid you guys made on the Middle Eastern contract, was that just a, so that was just the interest charge, so what is the deposit that we have to be able to bid that project?

Ian Herman:      The, it wasn't just interest, it was also fees. We had to turn on a dime in order to qualify to make the bid and we had to get a quick commitment to send $2.9 million deposit in order to be able to bid. And the upside potential was more than double your money profit for us to be in that deal. It was for 11 aircraft and a large amount of parts and we have in principle already pre-sold the parts to one major operator who operates the same type of aircraft. So it was a business risk that we felt was worth taking and in fact even though we missed out on the original bid the people that did win have failed to perform and we're now being invited back in, and we're looking at doing that on a consignment basis and not on an up front payment basis, which obviously from a risk perspective is much more attractive. That's in negotiation and may not come to pass; I mean it may not be successful. So we could've from an accounting point of view, we could've said no, that bid isn't over and treated the $250 thousand in a different manner, but we felt to be conservative we should write it off in the quarter.

John Sawyer:     Yeah, Chris, it was the appropriate accounting treatment of it and to, you know very well that we're very experienced operational folks and this is, was, believe me, and was a business opportunity that we did not want to pass up as Global. There was a risk; we decided as a management team that the rewards far outweigh the risk. You know obviously nobody likes to lose $0.25 million, spend $0.25 million and not have any end results for it. I take that personally and we could, next time you see me you could punch me in the chin, but we're, those are the type of things that we said since we became Global four and a half years ago that when there's an opportunity that comes out there that's an arbitrage where the company can make a huge upside with what we consider to be minimal risk we're going to take those, we're going to take some chances every once in a while and that's what it was, it was a very well hedged bet.

Chris Doucet:    Okay. So this would be in addition to the Delta and the Avolar opportunity that you already have in 2007, and if you did get this opportunity, would these 11 aircraft close and be delivered in 2007?

John Sawyer:     We believe the parts alone would have covered the entire
package. So yes, we would have, it would've been a home run by our standards, that's why we went for it.

Chris Doucet:    How would you guys finance this if you did get this
opportunity?

John Sawyer:     Well we had the deal financed all the way through. Obviously the up front deposit, you know wiring money in a 48 hour notice and having to place it in somebody's bank in the Middle East. I mean there's a lot of risk associated with that. You know we were able to see our contacts, mitigate the risks pretty well, but still when you ask somebody to, you know wire $2.9 million into the bank of a large airline I wouldn't want to wire $2.9 million to an airline, but believe me we, this is well thought out and well crafted and you know there's still a huge chance that maybe we could in 2007 still end up with this package with a lot better terms, so maybe at the end of the day we'll be laughing about the fact that it cost us only $0.25 million.

Chris Doucet:    But once again, how would you come up with the $2.9 million?
Would you draw down from bank lines? Would you do a secondary? Would you?

John Sawyer:     No, , it would just be strictly debt, it'd be non-recourse financing based using an asset as the collateral.

Chris Doucet:    Okay. All right. Thank you guys. Good luck with the quarter.

John Sawyer:     You bet.

Ian Herman:      Thank you.

Operator:        Thank you. Our next question comes from Kevin Wood from
Britannia Consulting.

Kevin Wood:      Hello, gentlemen. I just had a follow-up question. I know you'd mentioned the lawsuit for the damaged engine back in the second quarter. I'm still a little bit unclear. My recollection was that you had indicated you had already received payment from the insurance company on a claim during the third quarter, but there was a write off back in the second quarter, if I'm correct, has there been a reversal of that? And is the lawsuit something that will collect additional monies on top of that?

Ian Herman:      No, we've never said that.

Kevin Wood:      Okay, maybe I misunderstood.  I'm sorry.

Ian Herman:      We did say that there was an insurance claim and we also said that we were looking at pursuing a lawsuit, that's what we said in the second quarter. And now we are pursuing the lawsuit.

Kevin Wood:      Okay. So you have not received any reimbursement from the
insurance company or from the freight company at this point?

Ian Herman:      Correct.

Kevin Wood:      Okay. So the lawsuit is against the freight company though not, the insurance company is your co-filer in that lawsuit, correct?

John Sawyer:     They are assisting us with the lawsuit, that is correct.

Kevin Wood:      Okay. Why is it that the insurance company hasn't paid off on the damage already?

John Sawyer:     Because the engine that was damaged was not covered due to the fact that it was -- we carried insurance coverage for engines that are running on the wing as we're working on them, under our current policy it had nothing to do with the delivery or freight. The freight company was responsible for having that insurance. We had set up an insurance policy with the freight company to provide insurance coverage for that movement of that engine.

Kevin Wood:      I see. So essentially you're suing their insurance company to recover the damages.

John Sawyer:     Them and their insurance company, that's correct.

Kevin Wood:      Okay.  Okay, thanks for the clarification.  That's all I had.

Ian Herman:      Okay, thank you.

Operator:        Thank you. Our next question comes from Mike Schellinger, a
Private Investor.

Mike Schellinger: Hello. Thank you. Most of my questions have been answered. Let's see, one question I have is in your earnings PR. You mentioned 20 new airplanes being purchased by Avolar from Boeing and I was wondering what, if you can say, what model airplane those would be?

John Sawyer:     Those are 737-700s new generation aircraft. Avolar's business model has always been to follow the Gol model, GOL out of Brazil as a Ryan Air, they operate 700s. Their long term strategic plans are to operate within Mexico, Latin America and the United States. So the reach capability of a 700 from their home base in Tijuana gives them a 5.5-6 hour range which allows them to go to the northern most cities in the United States and the southernmost cities in Latin America. So that's mainly what their, that's the long term plan for them. They're currently still leasing 300s and 500s, mainly 300s of the 737-300s and will continue to lease those airplanes until they meet their fleet capacity of around 30 aircraft. These airplanes will eventually replace their first aircraft that went on lease. This is, you're looking at probably a five to seven year phase out. So we were just kind of letting everybody know what the plan was and just keeping everybody abreast of what Avolar had announced.

Mike Schellinger: Okay, thank you. One other question I have is, in the earnings PR you mentioned that if the maintenance contracts and any other one-time items had not occurred the after tax net profit would have been over a million, when I tried to do some calculations I ended out with a pre-tax over a million, but net profit less than a million. Can you walk me through how you got to that?

Raj Sankar:      Yeah, we had 358,000, it was not after tax, it's net profit before taxes was 358,000 for the quarter, and the $2.9 million contracts we moved to the fourth quarter would have provided a $435,000 base of $358 added to the $435 and then if you take out, add back the one-time $250,000 interest expense with the deposit with the Middle East of approximately $1 million and you take the $2.9 million and add to the $7.7 million we had in revenue, it's approximately 10 million, that's what we said, 10 million and $1 million before tax.

Mike Schellinger: But that seemed to give you an after, or a pre-tax net profit of 1 million, not an after tax net profit.

Raj Sankar:      That's what we actually said that.

Mike Schellinger: Okay. I think there's an...

John Sawyer:     It's pre-tax.

Mike Schellinger: Okay. Okay.

Raj Sankar:      All right?

Mike Schellinger: All right. Thank you. Those are my questions.

John Sawyer:     You bet.

Operator:        Okay. Thank you. Our next question comes from Elm Frie, a
Private Investor.

Elm Frie:        Hello?

Ian Herman:      Hello?

Elm Frie:        Hi. I just got my answer from the last three people giving their questions, but I just had to hang on so that I could say thanks to all of you for the gem that you are. As an individual investor it's wonderful to see a company come out and do the things you're doing to let us people know what's going on. We appreciate it. I appreciate it and I just bought before you guys did so thanks again. Good luck.

Ian Herman:      Okay.  Thank you.

John Sawyer:     We like to hear that type of stuff, Elm, thank you very much.

Operator:        Thank you. There seems to be no further questions at this time.
I will turn the floor back over to your host for any closing remarks.

Ian Herman:      Okay. Thank you very much. I'd just like to thank everybody for coming and for participating and we look forward to telling you all about the great year that we've had at our next conference call which will now be next year. Thank you very much. Good day.

Operator:        This concludes today's conference call. You may now disconnect.